Exhibit 99.1

MARSHALL & ILSLEY CORPORATION ANNOUNCES DIRECTOR RESIGNATION

Milwaukee, Wis. – March 11, 2003 – Marshall & Ilsley Corporation (M&I) today announced Timothy E. Hoeksema, Chairman of the Board, President and Chief Executive Officer of Midwest Express Holdings, Inc., has resigned from M&I’s Board of Directors and Audit Committee, effective today.  Mr. Hoeksema resigned due to the increased demands of his duties at Midwest Express and to avoid any issues related to business relationships between M&I and Midwest Express.  Mr. Hoeksema had been a director of M&I since 1999.

Commenting on Mr. Hoeksema’s resignation, James B. Wigdale, Chairman of the Board, Marshall & Ilsley Corporation, said, “Tim Hoeksema has been an excellent director, and we thank him for his years of service to M&I.”

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $32.9 billion in assets.  Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 214 offices throughout the state.  In addition, M&I has 25 locations throughout Arizona; 10 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth, Minn.; Las Vegas, Nev.; and Naples, Fla.  M&I’s Southwest Bank affiliate has six offices in the St. Louis area, and one office in Belleville, Ill.  Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, is a leading financial services enabler – providing virtually all of the technology an organization needs to offer financial services.  M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com).  M&I’s customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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